Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-207748) of Royal Bank of Canada, of our report dated June 29, 2026, relating to the financial statements and supplemental information of the City National Bank 401(k) Plan (the “Plan”), appearing in this Annual Report on Form 11-K of the Plan for the year ended December 31, 2025.

/s/ Baker Tilly US, LLP

San Jose, California

June 29, 2026